Exhibit 10(ao)

June 26, 2001
(Revised June 28, 2001)

Gerald A. Koris
2717 Bottlebrush Drive
Los Angeles, CA 90077

Dear Jerry:

        I am pleased to offer you an employment opportunity with International Rectifier. Your position will be General Counsel (acting) & Secretary, effective July 1, 2001, reporting to Alex Lidow, Chief Executive Officer, at an annual rate of $275,000. As we have discussed, this employment opportunity is limited; it is understood you will assume regular employee status only for the period beginning July 1, 2001 and ending one year from the start date of the new General Counsel. The "Consulting Services" provision contained in this letter summarizes the part-time employment arrangement that will govern your relationship with International Rectifier when your full-time employee status ends. This offer of employment includes:

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  Stock Options: Subject to the approval of the Compensation and Stock Option Committee of the Board of Directors and normal vesting requirements, you will receive an option to purchase 25,000 shares of IR common stock at an exercise price equal to the fair market value on the date of grant (July 2, 2001). You will be eligible for consideration for future stock option grants on the same basis as other officers of IR. Stock options shall be exercisable for the full term of the Plan under which they are granted, irrespective of your employment or consulting status with IR. In the event of your death, options shall be exercisable by your estate, legal representative, or heirs, as the case may be.

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  Incentive Plan: You will be eligible for a one-time cash bonus for your performance as General Counsel, in an amount consistent with cash bonuses paid to other officers, payable within 30 days of the start date of the new General Counsel, but no later than August 31, 2002.

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  Car Allowance: Upon employment you will receive $560.00 a month car allowance. Employees receiving a car allowance must purchase insurance coverage and provide evidence of such insurance to the Corporate Treasury on the first day of employment and annually thereafter. Insurance maintained by the employee on the vehicle should be no less than $100,000.00 bodily injury, each person $300,000.00 each accident and $50,000.00 property damage each accident.

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  International Rectifier Benefits: This offer includes paid time off, medical, dental, life insurance, 401(k) plan, stock purchase plan, and all other benefits in accordance with standard company plans and any revisions thereof.

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  Consulting Services: Upon completion of your regular employment with IR (one year from the start date of the new General Counsel), you will transition to a regular, part-time employment status, including benefits provided to active, part-time employees. Your part-time employment with IR will have a term of 4 years, at an annual rate of $137,500 for 500 hours of consulting services, plus $275 per hour for services provided in excess of 500 hours annually, rendering the same general services as you are currently providing IR.

        You may terminate your employment with the Company at any time, for any reason, with or without legal cause. The Company retains the right to terminate your employment for legal cause at any time.

        Attached is an offer summary agreement for your use in formally responding to this offer. Should the terms of this offer be acceptable, your start date will be Monday, July 2, 2001. This offer will expire if not accepted by Friday, June 29, 2001.

        Please let me know if you have any questions, Jerry.

Sincerely,
Alex Lidow Chief Executive Officer

EMPLOYMENT OFFER SUMMARY

Title: General Counsel (acting) & Secretary
Annual Salary: $275,000
Department/Shift: 8240 / 1st
Supervisor: Alex Lidow

Stock Options:	Subject to the approval of the Compensation and Stock Option Committee of the Board of Directors and normal vesting requirements, you will receive an option to purchase 25,000 shares of IR common stock at an exercise price equal to the fair market value on the date of grant (July 2, 2001). You will be eligible for consideration for future stock option grants on the same basis as other officers of IR. Stock options shall be exercisable for the full term of the Plan under which they are granted, irrespective of your employment or consulting status with IR. In the event of your death, options shall be exercisable by your estate, legal representative, or heirs, as the case may be.
Incentive Plan:
You will be eligible for a one-time cash bonus for your performance as General Counsel, in an amount consistent with cash bonuses paid to other officers, payable within 30 days of the start date of the new General Counsel, but no later than August 31, 2002.
Car Allowance:
Upon employment you will receive $560.00 a month car allowance. Employees receiving a car allowance must purchase insurance coverage and provide evidence of such insurance to the Corporate Treasury on the first day of employment and annually thereafter. Insurance maintained by the employee on the vehicle should be no less than $100,000.00 bodily injury, each person $300,000.00 each accident and $50,000.00 property damage each accident.
Benefits:	This offer includes paid time off, medical, dental, life insurance, 401(k) plan, stock purchase plan, and all other benefits in accordance with standard company plans and any revisions thereof.
Consulting Services:
Upon completion of your regular employment with IR (one year from the start date of the new General Counsel), you will transition to a regular, part-time employment status, including benefits provided to active, part-time employees. Your part-time employment with IR will have a term of 4 years, at an annual rate of $137,500 for 500 hours of consulting services, plus $275 per hour for services provided in excess of 500 hours annually, rendering the same general services as you are currently providing IR.
Start Date:	Monday, July 2, 2001

        You may terminate your employment with the Company at any time, for any reason, with or without legal cause. The Company retains the right to terminate your employment for legal cause at any time.

        Your acceptance of this offer and the conditions upon which it is made will be confirmed by your signing and returning this agreement.

Gerald A. Koris	Date
Alex Lidow Chief Executive Officer	Date